News Release
Contacts:
Media Relations
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Relations
Brad Hampton
800-259-3755
investor.relations@sprint.com
SPRINT NEXTEL REPORTS SECOND QUARTER 2012
RESULTS AND UPDATES FULL YEAR FORECAST

•	Best ever Sprint platform postpaid ARPU of $63.38 drives Sprint platform wireless service revenue growth of 16 percent year-over-year

•	Best ever Sprint platform postpaid churn of 1.69 percent

•	Continued strong iPhone sales of nearly 1.5 million - 40 percent to new postpaid customers

•	Network Vision deployment continues on track

◦	Launched 4G LTE in five major markets and 15 cities on July 15

◦	Continue to expect 12,000 sites on air by the end of 2012

◦	Shutdown of 9,600 Nextel sites now complete

◦	60 percent of postpaid subscribers leaving Nextel platform recaptured on Sprint platform

•	Operating loss of $629 million; Adjusted OIBDA* of $1.45 billion increases 10 percent year-over-year and includes Network Vision and iPhone dilution

◦	Year-over-year increase in Adjusted OIBDA* is the highest in more than five years

◦	Sequential quarterly increase in Adjusted OIBDA* of 20 percent

•	2012 Adjusted OIBDA* forecast increased to between $4.5 billion and $4.6 billion

The company's second quarter 2012 earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 83798759 or may listen via the Internet at www.sprint.com/investors.

OVERLAND PARK, Kan. - July 26, 2012 - Sprint Nextel Corp. (NYSE: S) today reported a net loss of $1.4 billion and a diluted net loss of $.46 per share for the second quarter of 2012 as compared to a net loss of $847 million and a diluted net loss of $.28 per share in the second quarter of 2011. Sprint's second quarter 2012 results include accelerated depreciation of $782 million, or negative $.26 per share (pre-tax), primarily related to Network Vision, including the expected shutdown of the Nextel platform; $184 million, or negative $.06 per share (pre-tax), for the recognition of lease exit costs for the remaining lease obligations associated with certain Nextel sites shut down; and an impairment of $204 million, or negative $.07 per share (pre-tax), related to Sprint's investment in Clearwire.

The company reported wireless service revenues of $7.3 billion during the quarter, an increase of more than 8 percent year-over-year, driven primarily by Sprint platform postpaid ARPU growth of $4.31 - the largest quarterly year-over-year increase on record for the U.S. wireless industry.

Sprint platform postpaid net additions of 442,000 improved by 68 percent sequentially driven by best ever quarterly churn performance of 1.69 percent, a Nextel postpaid recapture rate of 60 percent and the continued strength of iPhone® sales. Sprint recorded nearly 1.5 million iPhone sales in the second quarter with 40 percent going to new postpaid customers.

“The Sprint platform achieved best ever postpaid ARPU and customer churn that, combined with disciplined customer acquisition and cost management, contributed to our Adjusted OIBDA* of $1.45 billion,” said Dan Hesse, Sprint CEO. “Based on this performance, we are raising the 2012 Adjusted OIBDA* forecast to between $4.5 billion and $4.6 billion.”

NETWORK VISION HIGHLIGHTS
Sprint's Network Vision initiative remains on track. The company has taken 9,600 Nextel sites off air to date - earlier than previous guidance. To date, the company has completed leasing agreements for more than 12,700 Network Vision sites and zoning requirements are completed for nearly 13,900 sites. In addition, nearly 6,300 sites are either ready for construction or already underway and more than 2,000 sites are on air and meeting speed and coverage enhancement targets. Sprint expects to bring 12,000 sites on air by the end of 2012 and to complete the majority of its Network Vision roll-out by the end of 2013.

As part of Network Vision, Sprint launched 4G LTE in five major markets and 15 cities on July 15 including Houston, Dallas, San Antonio, Atlanta and Kansas City. Sprint launched its first four 4G LTE smartphones during the second quarter - Galaxy Nexus™, LG Viper™ 4G LTE, HTC EVO 4G LTE™ and Samsung Galaxy S® III. Sprint also significantly expanded the coverage area of its Sprint Direct Connect push-to-talk service with the addition of roaming and Sprint 1xRTT coverage areas.

LIQUIDITY
During the second quarter, Sprint entered into a new $1 billion secured credit facility contingent on equipment-related purchases from Ericsson for Network Vision with a cost of funding of approximately 6 percent based on expected drawdowns. This followed debt offerings of $2 billion raised in the first quarter of 2012 and $4 billion raised in the fourth quarter of 2011 to help fund the Network Vision deployment, debt maturities and working capital requirements. The company also retired $1 billion of 2013 debt maturities during the quarter. Sprint's next scheduled debt maturities include $300 million due in May 2013 and $473 million due in October 2013. As of June 30, 2012, the company's liquidity was approximately $8 billion consisting of $6.8 billion in cash, cash equivalents and short-term investments and $1.2 billion of undrawn borrowing capacity available under its revolving bank credit facility. Additionally, the company had $1 billion of undrawn availability under the equipment financing credit facility. Sprint generated $1.2 billion of net cash provided by operating activities and $209 million of Free Cash Flow* in the quarter.

CUSTOMER EXPERIENCE AND BRAND HIGHLIGHTS
Sprint's leading customer experience continued to garner third-party accolades. In particular, the American Customer Satisfaction Index ranked Sprint number one among all national carriers in customer satisfaction and most improved, across all 47 industries, over the last four years. Sprint is the only U.S. company to go from last place to first place in its industry during this time. Sprint was the only telecom provider ranked in the top 50 by the Environmental Protection Agency Green Power Partners Fortune 500 list and for the third consecutive year Sprint won the International Electronics Recycling Conference and Expo Sustainability Leadership Award.

In addition to the new 4G LTE device launches, Sprint continued to strengthen its portfolio of products and services during the second quarter. Sprint's Virgin Mobile USA brand began offering the iPhone to prepaid customers. Virgin Mobile also launched HTC EVO™ V 4G and Boost Mobile launched HTC EVO Design 4G™ bringing the combination of 4G WiMax and the award-winning EVO family of devices to prepaid customers. Sprint also announced Sprint Wholesale Cloud Services, a unique combination of platform services, a full suite of enablement applications and one-on-one support for wireless resellers. Additionally, earlier this month Sprint announced an exclusive relationship with CSC to deliver cloud computing, cloud-based email, managed hosting and co-location services in the U.S. to commercial customers. The company also introduced Sprint Guardian, a collection of mobile safety and device security bundles that provide families relevant tools to help stay safe and secure.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Consolidated Financial Data (Unaudited) (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	June 30, 2012	June 30, 2011	% r	June 30, 2012	June 30, 2011	% r
Net operating revenues	$8,843	$8,311	6%	$17,577	$16,624	6%
Operating (loss) income	$(629)	$79	NM	$(884)	$338	NM
Adjusted OIBDA*	$1,451	$1,314	10%	$2,664	$2,828	(6)%
Adjusted OIBDA margin*	17.9%	17.2%		16.6%	18.6%
Net loss (1)	$(1,374)	$(847)	(62)%	$(2,237)	$(1,286)	(74)%
Diluted net loss per common share (1)	$(0.46)	$(0.28)	(64)%	$(0.75)	$(0.43)	(74)%

Capital expenditures (2)	$1,158	$640	81%	$1,958	$1,195	64%
Net cash provided by operating activities	$1,177	$1,075	9%	$2,155	$1,994	8%
Free Cash Flow*	$209	$267	(22)%	$347	$445	(22)%

•
Consolidated net operating revenues of $8.8 billion for the quarter were 6 percent higher than in the second quarter of 2011 and 1 percent higher than the first quarter of 2012. The quarterly year-over-year improvement was primarily due to higher wireless service revenues, partially offset by a reduction in wireline revenues. Revenue grew sequentially primarily due to higher Sprint platform wireless service revenues.

•
Operating loss was $629 million compared to operating income of $79 million for the second quarter of 2011 and an operating loss of $255 million for the first quarter of 2012. The quarterly year-over-year and sequential impacts to operating loss were driven by items identified below in Adjusted OIBDA* coupled with a second quarter 2012 increase in depreciation expense resulting primarily from accelerated depreciation related to the expected shut down of the Nextel network. Additionally, quarterly operating loss was increased by the recognition of lease exit expenses associated with the remaining lease obligations related to certain Nextel cell sites taken off air in the second quarter. Sequentially, the change in operating loss was due to a one-time net gain in the first quarter of 2012 associated with the termination of our spectrum hosting contract.

•
Adjusted OIBDA* was $1.45 billion for the quarter, compared to $1.3 billion for the second quarter of 2011 and $1.2 billion in the first quarter of 2012. The quarterly year-over-year increase in Adjusted OIBDA* was primarily due to higher postpaid and prepaid wireless service revenues, partially offset by an increase in equipment net subsidy and lower wireline revenues. Sequentially, Adjusted OIBDA* increased primarily as a result of higher wireless service revenues and lower equipment net subsidy expense primarily associated with fewer handset sales.

•
Capital expenditures(2), excluding capitalized interest of $102 million, were $1.2 billion in the quarter, compared to $640 million in the second quarter of 2011 and $800 million in the first quarter of 2012. Wireless capital expenditures were $1 billion in the second quarter of 2012, compared to $546 million in the second quarter of 2011 and $710 million in the first quarter of 2012. During the quarter, the company invested $704 million for Network Vision and approximately $230 million in data capacity related to both legacy network and Network Vision equipment. Wireline capital expenditures were $79 million in the second quarter of 2012, compared to $35 million in the second quarter of 2011 and $45 million in the first quarter of 2012. Corporate capital expenditures were $67 million in the second quarter of 2012, compared to $59 million in the second quarter of 2011 and $45 million in the first quarter of 2012, primarily related to IT infrastructure to support our Wireless and Wireline businesses.

•	Net cash provided by operating activities was $1.2 billion for the quarter, compared to $1.1 billion for the second quarter of 2011 and $978 million for the first quarter of 2012.

•	Free Cash Flow* was $209 million for the quarter, compared to $267 million for the second quarter of 2011 and $138 million for the first quarter of 2012.

WIRELESS RESULTS

Wireless Customers

•
The company served more than 56 million customers at the end of the second quarter of 2012. This includes nearly 32.6 million postpaid subscribers (29.4 million on the Sprint platform and 3.1 million on the Nextel platform), 15.4 million prepaid subscribers (14.1 million on the Sprint platform and 1.3 million on the Nextel platform) and approximately 8.4 million wholesale and affiliate subscribers, all of whom utilize the Sprint platform.

•
The Sprint platform added 442,000 net postpaid customers during the quarter. The Nextel platform lost 688,000 net postpaid customers in the quarter. Sprint platform postpaid net additions and Nextel platform postpaid net subscriber losses include 431,000 net subscribers from the Nextel platform acquired on the Sprint platform.

•
The company added 141,000 net prepaid subscribers during the quarter, which includes net additions of 451,000 prepaid Sprint platform customers, offset by net losses of 310,000 prepaid Nextel platform customers. Sprint platform prepaid net additions and Nextel platform prepaid net losses include 143,000 net subscribers from the Nextel platform acquired on the Sprint platform.

•	For the quarter, the company reported net additions of 388,000 wholesale and affiliate subscribers (all of whom are on the Sprint platform) as a result of growth in MVNOs reselling prepaid services.

•	The credit quality of Sprint's end-of-period postpaid customers was 82 percent prime compared to approximately 83 percent for the year-ago period and flat as compared to the first quarter of 2012.

Sprint Platform Churn and Nextel Recapture

•
For the quarter, the company reported Sprint platform postpaid churn of 1.69 percent, compared to 1.72 percent for the year-ago period and 2.00 percent for the first quarter of 2012. Sprint platform quarterly postpaid churn decreased year-over-year primarily due to a reduction in voluntary churn. The sequential decrease in Sprint platform postpaid churn was driven primarily by seasonality as well as a reduction in both voluntary and involuntary deactivation rates. Involuntary deactivations occur when Sprint disconnects a customer due to lack of payment or violations of terms and conditions. Higher levels of involuntary deactivations were realized during the first quarter of 2012 largely due to pricing actions taken in the second and third quarters of 2011, primarily through indirect channels. Sprint tightened its credit standards during the third and fourth quarters of 2011 to stem further impacts of these types of promotional activities by our indirect dealers.

•
60 percent of total subscribers who left the postpaid Nextel platform during the period were recaptured on the postpaid Sprint platform as compared to 27 percent in the second quarter of 2011 and 46 percent in the first quarter of 2012.

•
Approximately 9 percent of Sprint platform postpaid customers upgraded their handsets during the second quarters of 2012 and 2011 and 8 percent in the first quarter of 2012. The sequential increase was primarily driven by new device launches and subscribers who left the Nextel platform and were acquired on the Sprint platform. The year-over-year period was relatively flat due to changes in our upgrade eligibility policies offset by an increase in subscribers leaving the Nextel platform and being acquired on the Sprint platform.

•
Sprint platform prepaid churn for the second quarter was 3.16 percent, compared to 3.25 percent for the year-ago period and 2.92 percent for the first quarter of 2012. The quarterly year-over-year improvement in Sprint platform prepaid churn was primarily a result of improvements in the Virgin Mobile and Boost brands, partially offset by higher churn for Assurance Wireless®. The sequential increase in churn was also primarily related to higher Assurance Wireless churn.

TABLE NO. 2 Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (a)	442	263	226	705	479
Prepaid (b)	451	870	1,149	1,321	2,555
Wholesale and affiliate	388	785	519	1,173	908
Total Sprint platform	1,281	1,918	1,894	3,199	3,942
Nextel platform:
Postpaid (a)	(688)	(455)	(327)	(1,143)	(694)
Prepaid (b)	(310)	(381)	(475)	(691)	(1,035)
Total Nextel platform	(998)	(836)	(802)	(1,834)	(1,729)

Total retail postpaid net losses	(246)	(192)	(101)	(438)	(215)
Total retail prepaid net additions	141	489	674	630	1,520
Total wholesale and affiliate net additions	388	785	519	1,173	908
Total Wireless Net Additions	283	1,082	1,092	1,365	2,213

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (a)	29,434	28,992	27,925	29,434	27,925
Prepaid (b)	14,149	13,698	11,090	14,149	11,090
Wholesale and affiliate	8,391	8,003	5,429	8,391	5,429
Total Sprint platform	51,974	50,693	44,444	51,974	44,444
Nextel platform:
Postpaid (a)	3,142	3,830	4,972	3,142	4,972
Prepaid (b)	1,270	1,580	2,707	1,270	2,707
Total Nextel platform	4,412	5,410	7,679	4,412	7,679

Total retail postpaid end of period subscribers	32,576	32,822	32,897	32,576	32,897
Total retail prepaid end of period subscribers	15,419	15,278	13,797	15,419	13,797
Total wholesale and affiliate end of period subscribers	8,391	8,003	5,429	8,391	5,429
Total End of Period Subscribers	56,386	56,103	52,123	56,386	52,123

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	809	791	727	809	727
Wholesale and affiliate	2,361	2,217	1,920	2,361	1,920
Total	3,170	3,008	2,647	3,170	2,647

Churn
Sprint platform:
Postpaid	1.69%	2.00%	1.72%	1.85%	1.75%
Prepaid	3.16%	2.92%	3.25%	3.04%	3.32%
Nextel platform:
Postpaid	2.56%	2.09%	1.92%	2.31%	1.93%
Prepaid	7.18%	8.73%	7.29%	8.04%	7.10%

Total retail postpaid churn	1.79%	2.01%	1.75%	1.90%	1.78%
Total retail prepaid churn	3.53%	3.61%	4.14%	3.57%	4.25%

ARPU (c)
Sprint platform:
Postpaid	$63.38	$62.55	$59.07	$62.96	$58.80
Prepaid	$25.49	$25.64	$25.53	$25.57	$25.64
Nextel platform:
Postpaid	$40.25	$40.94	$43.68	$40.62	$44.03
Prepaid	$37.20	$35.68	$34.63	$36.37	$35.08

Total retail postpaid ARPU	$60.88	$59.88	$56.67	$60.38	$56.42
Total retail prepaid ARPU	$26.59	$26.82	$27.53	$26.70	$27.95

Postpaid Nextel Recapture Rate (d)	60%	46%	27%	55%	27%
Prepaid Nextel Recapture Rate (d)	32%	23%	21%	27%	24%
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.
(c) ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.
(d) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the quarter and were retained on the postpaid or prepaid Sprint platform, respectively.

TABLE NO. 3 Selected Wireless Financial Data (Unaudited) (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	June 30, 2012	June 30, 2011	% r	June 30, 2012	June 30, 2011	% r
Net operating revenues	$8,067	$7,452	8%	$16,017	$14,865	8%
Operating (loss) income	$(681)	$(27)	NM	$(1,012)	$113	NM
Adjusted OIBDA*	$1,299	$1,102	18%	$2,351	$2,385	(1)%
Adjusted OIBDA margin*	17.8%	16.3%		16.2%	17.7%
Capital expenditures (2)	$1,012	$546	85%	$1,722	$995	73%

Wireless Service Revenues

•
Wireless retail service revenues of $7.2 billion for the quarter represent an increase of 7 percent compared to the second quarter of 2011 and an increase of 1 percent compared to the first quarter of 2012. The quarterly year-over-year improvement was primarily due to higher postpaid ARPU as well as an increased number of net prepaid subscribers due to continued growth of Assurance Wireless customers, partially offset by lower Nextel postpaid subscribers. Sequentially, wireless retail service revenues increased, primarily as a result of higher postpaid ARPU, partially offset by a decreased number of Nextel postpaid subscribers.

•
Wireless postpaid ARPU increased year-over-year from $56.67 to $60.88, the largest quarterly year-over-year postpaid ARPU growth in the company's history, while sequentially ARPU increased from $59.88 to $60.88. Quarterly year-over-year and sequential ARPU benefited from higher monthly recurring revenues primarily as a result of the premium data add-on charges for smartphones introduced in the first quarter of 2011 and a reduction in the mix of customers eligible for certain plan discounts due to policy changes.

•
Prepaid ARPU of $26.59 for the quarter declined from $27.53 in the second quarter of 2011 and declined slightly from $26.82 in the first quarter of 2012. The decline in the year-over-year period is a result of a greater mix of Assurance Wireless customers who on average have lower ARPU than the remainder of our prepaid subscriber base, partially offset by improvements in Boost and Virgin Mobile ARPU.

•
Quarterly wholesale, affiliate and other revenues of $124 million increased by $70 million, compared to the year-ago period and increased by $21 million sequentially, resulting primarily from growth in MVNOs reselling prepaid services.

Wireless Operating Expenses

•	Total wireless net operating expenses were $8.7 billion in the second quarter, compared to $7.5 billion in the year-ago period and $8.3 billion in the first quarter of 2012.

•
Wireless equipment net subsidy in the second quarter was approximately $1.5 billion (equipment revenue of $753 million, less cost of products of $2.2 billion), compared to approximately $1.1 billion in the year-ago period and approximately $1.6 billion in the first quarter of 2012. The quarterly year-over-year increase in net subsidy is primarily due to the launch of the iPhone, which on average carries a higher subsidy rate per handset as compared to other handsets. The sequential decline in net subsidy is primarily due to lower postpaid and prepaid gross additions.

•
Wireless cost of service increased approximately 2 percent year-over-year primarily due to higher costs associated with increased data volume and Network Vision related expenses, partially offset by lower service and repair expenses. Wireless cost of service was flat sequentially, primarily due to lower service and repair expenses, offset by seasonally higher roaming expenses.

•
Wireless SG&A expenses were flat year-over-year and decreased by approximately 2 percent sequentially. Quarterly year-over-year increases in sales expenses were offset by reductions in customer care and marketing expenses. Sales expenses increased year-over-year primarily due to

iPhone point-of-sale discounts (subsidy) for devices directly sold by the manufacturer to indirect dealers in which Sprint does not take device title. Sequentially, SG&A expenses decreased primarily as a result of lower customer care expenses. Customer care expense declined year-over-year and sequentially due primarily to lower call volumes.

•
Wireless depreciation and amortization expense increased $667 million year-over-year and $232 million sequentially, primarily related to accelerated depreciation expense associated with the expected shutdown of the Nextel platform.

WIRELINE RESULTS

TABLE NO. 4 Selected Wireline Financial Data (Unaudited) (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	June 30, 2012	June 30, 2011	% r	June 30, 2012	June 30, 2011	% r
Net operating revenues	$995	$1,090	(9)%	$1,993	$2,210	(10)%
Operating income	$45	$105	(57)%	$123	$224	(45)%
Adjusted OIBDA*	$149	$210	(29)%	$310	$438	(29)%
Adjusted OIBDA margin*	15.0%	19.3%		15.6%	19.8%
Capital expenditures (2)	$79	$35	NM	$124	$88	41%

•
Wireline revenues of $1 billion for the quarter declined 9 percent year-over-year primarily as a result of an intercompany rate reduction based on current market prices for voice and IP services sold to the wireless segment as well as the migration of wholesale cable VoIP customers off of Sprint's IP platform. Sequentially, second quarter wireline revenues were flat.

•
Total wireline net operating expenses were $950 million in the second quarter of 2012. Net operating expenses declined approximately 4 percent year-over-year due to lower cost of service from continued declines in voice and cable IP volumes and improvement in SG&A expenses. Sequentially, net operating expenses increased 3 percent as a result of cost of service.

Forecast

The company is raising the 2012 Adjusted OIBDA* forecast to between $4.5 billion and $4.6 billion. Within that Adjusted OIBDA* expectation, we continue to anticipate full year consolidated net service revenue growth of 4 to 6 percent (consolidated revenue less wireless equipment revenue). Sprint continues to expect full year capital expenditures of approximately $6 billion in 2012, excluding capitalized interest.

Sprint Nextel Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

TABLE NO. 5
	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Operating Revenues	$8,843	$8,734	$8,311	$17,577	$16,624
Net Operating Expenses
Cost of services	2,788	2,787	2,751	5,575	5,335
Cost of products	2,223	2,298	1,838	4,521	3,650
Selling, general and administrative	2,381	2,436	2,408	4,817	4,811
Depreciation and amortization	1,896	1,666	1,235	3,562	2,490
Other, net	184	(198)	—	(14)	—
Total net operating expenses	9,472	8,989	8,232	18,461	16,286
Operating (Loss) Income	(629)	(255)	79	(884)	338
Interest expense	(321)	(298)	(239)	(619)	(488)
Equity in losses of unconsolidated investments and other, net (3)	(398)	(273)	(588)	(671)	(1,000)
Loss before Income Taxes	(1,348)	(826)	(748)	(2,174)	(1,150)
Income tax expense	(26)	(37)	(99)	(63)	(136)
Net Loss (1)	$(1,374)	$(863)	$(847)	$(2,237)	$(1,286)
Basic and Diluted Net Loss Per Common Share (1)	$(0.46)	$(0.29)	$(0.28)	$(0.75)	$(0.43)
Weighted Average Common Shares outstanding	3,000	2,999	2,994	3,000	2,993
Effective Tax Rate	-1.9%	-4.5%	-13.2%	-2.9%	-11.8%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

TABLE NO. 6
	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Loss (1)	$(1,374)	$(863)	$(847)	$(2,237)	$(1,286)
Income tax expense	(26)	(37)	(99)	(63)	(136)
Loss before Income Taxes	(1,348)	(826)	(748)	(2,174)	(1,150)
Equity in losses of unconsolidated investments and other, net (3)	398	273	588	671	1,000
Interest expense	321	298	239	619	488
Operating (Loss) Income	(629)	(255)	79	(884)	338
Depreciation and amortization	1,896	1,666	1,235	3,562	2,490
OIBDA*	1,267	1,411	1,314	2,678	2,828
Lease exit costs (4)	184	—	—	184	—
Gains from asset dispositions and exchanges (5)	—	(29)	—	(29)	—
Asset impairments and abandonments (6)	—	18	—	18	—
Spectrum hosting contract termination, net (7)	—	(170)	—	(170)	—
Access costs (8)	—	(17)	—	(17)	—
Adjusted OIBDA*	1,451	1,213	1,314	2,664	2,828
Capital expenditures (2)	1,158	800	640	1,958	1,195
Adjusted OIBDA* less Capex	$293	$413	$674	$706	$1,633
Adjusted OIBDA Margin*	17.9%	15.2%	17.2%	16.6%	18.6%
Selected item:
Deferred tax asset valuation allowance	$554	$348	$337	$902	$533

Sprint Nextel Corporation
WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

TABLE NO. 7
	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (a)	$5,540	$5,408	$4,922	$10,948	$9,764
Prepaid (b)	1,064	1,016	806	2,080	1,518
Wholesale, affiliate and other	124	103	54	227	123
Total Sprint platform	6,728	6,527	5,782	13,255	11,405
Nextel platform:
Postpaid (a)	425	500	672	925	1,401
Prepaid (b)	161	188	308	349	674
Total Nextel platform	586	688	980	1,274	2,075

Equipment revenue	753	735	690	1,488	1,385
Total net operating revenues	8,067	7,950	7,452	16,017	14,865
Net Operating Expenses
Cost of services	2,279	2,289	2,237	4,568	4,284
Cost of products	2,223	2,298	1,838	4,521	3,650
Selling, general and administrative	2,266	2,311	2,275	4,577	4,546
Depreciation and amortization	1,796	1,564	1,129	3,360	2,272
Other, net	184	(181)	—	3	—
Total net operating expenses	8,748	8,281	7,479	17,029	14,752
Operating (Loss) Income	$(681)	$(331)	$(27)	$(1,012)	$113

Supplemental Revenue Data
Total retail service revenue	$7,190	$7,112	$6,708	$14,302	$13,357
Total service revenue	$7,314	$7,215	$6,762	$14,529	$13,480
(a) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network.
(b) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers who utilize CDMA technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilize iDEN technology via our multi-brand offerings.

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating (Loss) Income	$(681)	$(331)	$(27)	$(1,012)	$113
Lease exit costs (4)	184	—	—	184	—
Gains from asset dispositions and exchanges (5)	—	(29)	—	(29)	—
Asset impairments and abandonments (6)	—	18	—	18	—
Spectrum hosting contract termination, net (7)	—	(170)	—	(170)	—
Depreciation and amortization	1,796	1,564	1,129	3,360	2,272
Adjusted OIBDA*	1,299	1,052	1,102	2,351	2,385
Capital expenditures (2)	1,012	710	546	1,722	995
Adjusted OIBDA* less Capex	$287	$342	$556	$629	$1,390
Adjusted OIBDA Margin*	17.8%	14.6%	16.3%	16.2%	17.7%

Sprint Nextel Corporation
WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

TABLE NO. 8
	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Operating Revenues
Voice	$426	$417	$480	$843	$966
Data	99	108	117	207	233
Internet	449	453	475	902	972
Other	21	20	18	41	39
Total net operating revenues	995	998	1,090	1,993	2,210
Net Operating Expenses
Cost of services and products	730	716	747	1,446	1,506
Selling, general and administrative	116	121	133	237	266
Depreciation	104	100	105	204	214
Other, net	—	(17)	—	(17)	—
Total net operating expenses	950	920	985	1,870	1,986
Operating Income	$45	$78	$105	$123	$224

NON-GAAP RECONCILIATION	Quarter To Date			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating Income	$45	$78	$105	$123	$224
Access costs (8)	—	(17)	—	(17)	—
Depreciation	104	100	105	204	214
Adjusted OIBDA*	149	161	210	310	438
Capital expenditures (2)	79	45	35	124	88
Adjusted OIBDA* less Capex	$70	$116	$175	$186	$350
Adjusted OIBDA Margin*	15.0%	16.1%	19.3%	15.6%	19.8%

Sprint Nextel Corporation
CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

TABLE NO. 9	Year to Date
	June 30, 2012	June 30, 2011
Operating Activities
Net loss	$(2,237)	$(1,286)
Asset impairments	18	—
Depreciation and amortization	3,562	2,490
Provision for losses on accounts receivable	269	199
Share-based compensation expense	39	37
Deferred income taxes	84	115
Equity in losses of unconsolidated investments and other, net (3)	671	1,000
Gains from asset dispositions and exchanges	(29)	—
Contribution to pension plan	(92)	(112)
Spectrum hosting contract termination, net (7)	(170)	—
Other working capital changes, net	(33)	(610)
Other, net	73	161
Net cash provided by operating activities	2,155	1,994
Investing Activities
Capital expenditures (2)	(1,711)	(1,403)
Expenditures relating to FCC licenses	(107)	(128)
Change in short-term investments, net	(752)	(15)
Investment in Clearwire	(128)	—
Other, net	10	(18)
Net cash used in investing activities	(2,688)	(1,564)
Financing Activities
Proceeds from debt and financings	2,000	—
Debt financing costs	(57)	(3)
Repayments of debt and capital lease obligations	(1,004)	(1,653)
Other, net	7	9
Net cash provided by (used in) financing activities	946	(1,647)
Net Increase (Decrease) in Cash and Cash Equivalents	413	(1,217)
Cash and Cash Equivalents, beginning of period	5,447	5,173
Cash and Cash Equivalents, end of period	$5,860	$3,956

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 10
	Quarter Ended			Year To Date
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Cash Provided by Operating Activities	$1,177	$978	$1,075	$2,155	$1,994
Capital expenditures (2)	(928)	(783)	(759)	(1,711)	(1,403)
Expenditures relating to FCC licenses, net	(51)	(56)	(54)	(107)	(128)
Other investing activities, net	11	(1)	5	10	(18)
Free Cash Flow*	209	138	267	347	445
Debt financing costs	(21)	(36)	—	(57)	(3)
(Decrease) increase in debt and other, net	(1,002)	1,998	(1)	996	(1,653)
Investment in Clearwire	—	(128)	—	(128)	—
Other financing activities, net	4	3	7	7	9
Net (Decrease) Increase in Cash, Cash Equivalents and
Short-Term Investments	$(810)	$1,975	$273	$1,165	$(1,202)

Sprint Nextel Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

TABLE NO. 11
	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$5,860	$5,447
Short-term investments	902	150
Accounts and notes receivable, net	3,320	3,206
Device and accessory inventory	766	913
Deferred tax assets	87	130
Prepaid expenses and other current assets	669	491
Total current assets	11,604	10,337
Investments and other assets	2,042	2,609
Property, plant and equipment, net	12,961	14,009
Goodwill	359	359
FCC licenses and other	20,588	20,453
Definite-lived intangible assets, net	1,470	1,616
Total	$49,024	$49,383
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,387	$2,495
Accrued expenses and other current liabilities	3,669	3,996
Current portion of long-term debt, financing and capital lease obligations	307	8
Total current liabilities	7,363	6,499
Long-term debt, financing and capital lease obligations	20,957	20,266
Deferred tax liabilities	7,038	6,986
Other liabilities	4,439	4,205
Total liabilities	39,797	37,956
Shareholders' equity
Common shares	5,999	5,992
Paid-in capital	46,735	46,716
Accumulated deficit	(42,726)	(40,489)
Accumulated other comprehensive loss	(781)	(792)
Total shareholders' equity	9,227	11,427
Total	$49,024	$49,383

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

TABLE NO. 12
	June 30, 2012	December 31, 2011
Total Debt	$21,264	$20,274
Less: Cash and cash equivalents	(5,860)	(5,447)
Less: Short-term investments	(902)	(150)
Net Debt*	$14,502	$14,677

Sprint Nextel Corporation
SCHEDULE OF DEBT (Unaudited)
(Millions)

TABLE NO. 13
			June 30, 2012
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (Tranche 2)	5.486%	12/15/2015	$500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
Sprint Nextel Corporation			10,000
Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204
Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137
Nextel Communications Inc.			3,780
iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.591%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.716%	05/01/2014	181
iPCS Inc.			481
Tower financing obligation	9.500%	01/15/2030	698
Capital lease obligations and other		2014 - 2022	81
TOTAL PRINCIPAL			21,244
Net premiums			20
TOTAL DEBT			$21,264

Supplemental information:
The Company had $1.2 billion of borrowing capacity available under our revolving bank credit facility as of June 30, 2012. Our revolving bank credit facility expires in October 2013.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.

Sprint Nextel Corporation
NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Results include pre-tax, non-cash "Equity in losses of unconsolidated investments and other, net" of $398 million ($.13 per share), $273 million ($.09 per share) and $671 million ($.22 per share) in the second and first quarters and year-to-date periods of 2012, respectively, and $588 million ($.20 per share) and $1.0 billion ($.33 per share) in the second quarter and year-to-date periods of 2011.
(2) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $102 million, $115 million and $217 million for the second and first quarters and year-to-date periods of 2012, respectively, and $102 million and $201 million for the second quarter and year-to-date periods of 2011, and can be found in the condensed consolidated cash flow information on Table No. 9 and the reconciliation to Free Cash Flow* on Table No. 10.
(3) The second quarter 2012 includes a non-cash impairment of $204 million to reflect a reduction of our investment in Clearwire to its estimated fair value.
(4) For the second quarter 2012, lease exit costs are primarily associated with the shutdown of Nextel platform sites.
(5) For the first quarter 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(6) For the first quarter 2012, asset impairments and abandonments relate to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(7) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the Company no longer intends to deploy which totaled $66 million.
(8) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to network performance, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, development and deployment of new technologies; efficiencies and cost savings of multimode technologies; customer and network usage; customer growth and retention; service, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint Nextel undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the U.S. Securities and Exchange Commission, which are incorporated herein by reference and when filed, Part II, Item 1A, “Risk Factors,” of our Form 10-Q for the quarter ended June 30, 2012. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Clearwire's second quarter 2012 results from operations have not yet been finalized. As a result, the amount reflected for Sprint's share of Clearwire's results of operations for the quarter ended June 30, 2012, is an estimate and, based upon the finalization of Clearwire's results, may need to be revised if our estimate materially differs from Clearwire's actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss, basic and diluted net loss per common share, and comprehensive loss but would have no effect on Sprint's operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 56 million customers at the end of the second quarter of 2012 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint No. 1 among all national carriers in customer satisfaction and most improved, across all 47 industries, during the last four years. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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